DEAN HELLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
E0881572006-2
Document Number:
20060779394-87

Date Filed:
12/4/2006 3:40:00 PM
In the office of
[signature]

Dean Heller
Secretary of State

Articles of Incorporation

(PURSUANT TO NRS 78)

ABOVE SPACE IS FOR OFFICE USE ONLY

Name of Corporation:	International Surf Resorts, Inc.
Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	Timothy L. Neely Name 1097 Country Coach Drive # 705 — Henderson — Nevada 89002 Street Address — City — Zip Code Optional Mailing Address — City — State — Zip Code
Shares: (number of shares corporation authorized to issue)	Number of shares with par value: 100,000,000 — Par value: $ .001 — Number of shares without par value:
Names & Addresses of Board of Directors/Trustees: (attach additional page if more than 3 directors/trustees)	1. Timothy L. Neely Name 1097 Country Coach Drive # 705 — Henderson — NV 89002 Street Address — City — State — Zip Code 2. Santana Martinez Name 1097 Country Coach Drive # 705 — Henderson — NV 89002 Street Address — City — State — Zip Code 3. Name Street Address — City — State — Zip Code
Purpose: (optional-see instructions)	The purpose of this Corporation shall be:
Names, Address and Signature of Incorporator. (attach additional page if more than 1 incorporator)	Timothy L. Neely — [signature] Name — Signature 1097 Country Coach Drive # 705 — Henderson — NV 89002 Address — City — State — Zip Code
Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. [signature] — December 4, 2006 Authorized Signature of R. A. or On Behalf of R. A. Company — Date

ARTICLE EIGHT. The corporation shall indemnify any person who was or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the corporation or (ii) is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Nevada General Corporation Law, as the same exists or may hereafter be amended; provided, however, that except as provided in this Article Twelve with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

Such rights shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the corporation or elects to continue to serve as a director or officer of the corporation while this Article Twelve is in effect. Any repeal or amendment of this Article Twelve shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Twelve. Such right shall include the right to be paid by the corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Nevada General Corporation Law.

If a claim for indemnification hereunder is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Nevada General Corporation Law, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including the board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the corporation (including the board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification by the corporation is not permissible.

In the event of the death of any person having rights of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

The corporation may additionally indemnify any employee or agent of the corporation to the fullest extent permitted by law.

As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.